Exhibit 99.1

NEWS RELEASE
Lakes Entertainment, Inc.
130 Cheshire Lane, Suite 101
Minnetonka, MN 55305
952-449-9092
952-449-9353 (fax)
www.lakesentertainment.com
(NASDAQ: LACO)
FOR FURTHER INFORMATION CONTACT:
Timothy J. Cope 952-449-7030
FOR IMMEDIATE RELEASE:
Friday, November 3, 2006
LAKES ENTERTAINMENT, INC. ANNOUNCES
RESULTS FOR THIRD QUARTER 2006
MINNEAPOLIS, November 3, 2006 — Lakes Entertainment, Inc. (NASDAQ: LACO) today announced results for the third quarter ended October 1, 2006. For the three months ended October 1, 2006, revenue totaled $5.9 million compared to $2.1 million for the three months ended October 2, 2005. Earnings from operations were $0.9 million for the third quarter of 2006, compared to a loss from operations of $7.7 million for the third quarter of 2005. For the quarter ended October 1, 2006, net earnings were $0.2 million and basic and diluted earnings were $0.01 per share. This compares with a net loss of $7.0 million, and basic and diluted losses of $0.32 per share in the prior year period.
Revenues for both quarters were derived from the operations of Lakes’ majority-owned subsidiary, WPT Enterprises, Inc. (“WPTE”), primarily from television license fees. The increase in revenues was primarily the result of the delivery of nine episodes of Season I of the Professional Poker Tour™ (“PPT”) television series in the third quarter of 2006 versus no episodes of the PPT delivered in the same period in 2005, and an increase in online gaming revenues of $0.7 million due to higher levels of player activity than in the prior year period.
Net unrealized gains on notes receivable were $5.8 million for the three months ended October 1, 2006, compared to net unrealized losses on notes receivable of $2.1 million for the three months ended October 2, 2005. These net unrealized gains related to the adjustment to estimated fair value of the Company’s notes receivable from Indian tribes. Of the $5.8 million in net unrealized gains on notes receivable during the current year quarter, $2.6 million related to the casino development project with the Shingle Springs Band of Miwok Indians (“Shingle Springs Tribe”). This increase was due to favorable events occurring during the third quarter of 2006, which increased the estimated probability of opening for this project. Specifically, during September of 2006, the Shingle Springs Tribe reached an agreement with El Dorado County (“the County”) that will provide the County with certain funding from the planned Shingle Springs Tribe casino operations. The County also agreed to seek dismissal of all of its existing litigation against the Shingle Springs Tribe and formally support the Shingle Springs Tribe interchange and casino projects. The remainder of the net unrealized gains during the three months ended October 1, 2006, related primarily to increases in fair value of notes receivable related to the casino development projects with the Jamul Indian Village (“Jamul Tribe”) and the Pokagon Band of Potawatomi Indians (“Pokagon Band”).
During the third quarter of 2005, net unrealized losses on notes receivable related primarily to the Kickapoo Traditional Tribe of Texas (“Kickapoo Tribe”) project. The Kickapoo Tribe and Lakes terminated their business relationship during 2005 which resulted in an unrealized loss on notes receivable of $4.1 million during the three months ended October 2, 2005. This loss was partially offset by net unrealized gains associated with the Pokagon Band and Jamul Tribe projects during the third quarter of 2005.
Selling, general and administrative expenses were $8.8 million for the third quarter of 2006, compared to $6.9 million for the third quarter of 2005. The increase of approximately $1.9 million was primarily due to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, (“SFAS 123(R)”) which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee and director stock options based on estimated fair values. For the three months ended October 1, 2006, share-based compensation expense recognized under SFAS 123(R) was approximately $1.3 million, of which approximately $0.6 million related to WPTE and $0.7 million related to Lakes. Under the previous accounting methodology, there was no share-based compensation expense recognized related to employee and director stock options during the three months ended October 2, 2005. The remaining increase in selling, general and administrative expenses in the third quarter of 2006 as compared to the third quarter of 2005 was due primarily to increased headcount and WPTE legal fees associated with development, growth and regulatory compliance costs.
The increase in the income tax provision of $1.8 million for the three months ended October 1, 2006, compared to the three months ended October 2, 2005, was due primarily to the realized gain on WPTE’s sale of PokerTek, Inc. (“PokerTek”) common stock during the third quarter of 2006.
WPTE’s production costs increased to $1.7 million in the third quarter of 2006 from $0.6 million in the third quarter of 2005. The increase was primarily due to increased online gaming costs of $0.5 million as the 2006 period had higher levels of player activity versus the 2005 period, increasing the amount of the fees paid to the service provider, which are based on a percentage of gross revenues. Further, an amendment of the agreement with the service provider, effective in July 2006, significantly increased the percentage of revenues paid to that party, which contributed to the increase. Additionally, cost of revenues associated with the PPT was $0.7 million in the current year quarter compared to $0.3 million in the prior year quarter. The increase was primarily due to the delivery of nine episodes of the PPT in the third quarter of 2006 versus no episodes being delivered in the prior year period.
Other income was $2.5 million in the third quarter of 2006 compared to $0.4 million in the third quarter of 2005. The increase in the third quarter of 2006 included a $4.5

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million realized gain on the sale of WPTE’s remaining 450,000 shares of PokerTek common stock, which was partially offset by interest expense of $3.2 million related to Lakes’ $105 million credit agreement with Bank of America, N.A. The remaining increase was the result of additional interest income during the current year quarter resulting from higher cash balances and interest rates.
Lyle Berman, Chief Executive Officer of Lakes, stated “We are optimistic about the new agreement between the Shingle Springs Tribe and El Dorado County and look forward to working together with the Shingle Springs Tribe to build and operate a first class casino as soon as remaining issues related to the casino project are resolved.”
Tim Cope, President and CFO of Lakes, stated “Construction continues on the Four Winds casino project with the Pokagon Band in Michigan, and the project is currently on schedule and within budget. We continue to expect, and are looking forward to, an opening date for this project during August of 2007.” Mr. Cope continued, “We are proud to be currently managing the Cimarron Casino project on behalf of the Iowa Tribe of Oklahoma in Perkins, Oklahoma. In addition, we continue to focus on our remaining Indian-owned casino projects and are working to obtain all necessary approvals so that construction can begin at the earliest possible date.”
About Lakes Entertainment
Lakes Entertainment, Inc. currently has development and management agreements with five separate Tribes for new casino operations in Michigan, California, and Oklahoma, a total of eight separate casino sites. In addition, Lakes has announced plans to develop a company owned casino resort project in Vicksburg, Mississippi. The Company also owns approximately 61% of WPT Enterprises, Inc. (NASDAQ “WPTE”), a separate publicly held media and entertainment company principally engaged in the development, production and marketing of gaming themed televised programming including the World Poker Tour® television series, the licensing and sale of branded consumer products and the sale of corporate sponsorships.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by Lakes Entertainment, Inc.) contains statements that are forward-looking, such as statements relating to plans for future expansion and other business development activities as well as other capital spending, financing sources and the effects of regulation (including gaming and tax regulation) and competition. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, need for current financing to meet Lakes’ operational and development needs; those relating to the inability to complete or possible delays in completion of Lakes’ casino projects, including various regulatory approvals and numerous other conditions which must be satisfied before completion of these projects; possible termination or adverse modification of management or development contracts; Lakes operates in a highly competitive industry; possible changes in regulations; reliance on continued positive relationships with Indian tribes and repayment of amounts owed to Lakes by Indian tribes; possible need for future financing to meet Lakes’ expansion goals; risks of entry into new businesses; reliance on Lakes’ management; and the fact that the WPTE shares held by Lakes are currently not liquid assets, and there is no assurance that Lakes will be able to realize value from these holdings equal to the current or future market value of WPTE common stock. There are also risks and uncertainties relating to WPTE that may have a material effect on the Company’s consolidated results of operations or the market value of the WPTE shares held by the Company, including WPTE’s significant dependence on the Travel Channel as a source of revenue; the potential that WPTE’s television programming will fail to maintain a sufficient audience; difficulty of predicting the growth of WPTE’s online casino business, which is a relatively new industry with an increasing number of market entrants; the potential that the recently passed Unlawful Internet Gaming Act could adversely effect WPTE’s online gaming business; the increased time, cost and expense of developing and maintaining WPTE’s own online gaming software; the risk that WPTE may not be able to protect its entertainment concepts, current and future brands and other intellectual property rights; the risk that competitors with greater financial resources or marketplace presence might develop television programming that would directly compete with WPTE’s television programming; risks associated with future expansion into new or complementary businesses; the termination or impairment of WPTE’s relationships with key licensing and strategic partners; and WPTE’s dependence on its senior management team. For more information, review the Company’s filings with the Securities and Exchange Commission.

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LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
October 1, 2006 and January 1, 2006
(In thousands)

	October 1, 2006	January 1, 2006
	(Unaudited)

Assets
Current Assets:
Cash and cash equivalents	$10,107	$9,912
(balance includes $9.0 million and $1.7 million of WPT Enterprises, Inc. cash)
Short-term investments	65,677	26,735
(balance includes $30.8 million and $26.7 million of WPT Enterprises, Inc. short-term investments)
Accounts receivable, net of allowance of $0.0 million and $0.1 million	2,794	3,072
Prepaid expenses	880	614
Other current assets	1,755	1,810

Total current assets	81,213	42,143

Property and equipment, net	17,163	13,451
Long-term assets related to Indian casino projects:
Notes receivable from Indian tribes	149,221	87,062
Land held for development	16,731	16,248
Intangible assets related to Indian casino projects	54,063	46,088
Other	4,856	3,360

Total long-term assets related to Indian casino projects	224,871	152,758
Other assets:
Restricted cash	16,348	249
Investments	2,936	10,640
Deferred tax asset	4,526	6,852
Debt issuance costs	2,073	19
Other long-term assets	3,947	4,498

Total other assets	29,830	22,258

Total Assets	$353,077	$230,610

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	$5,236	$8,394
Income taxes payable	14,047	10,933
Accrued payroll and related costs	2,031	1,125
Deferred revenue	5,139	5,150
Other accrued expenses	2,714	2,159

Total current liabilities	29,167	27,761

Long-term debt, related party	—	10,000
Long-term debt, other, net of unamortized discount of $1.0 million	104,637	—

Total Liabilities	133,804	37,761

Commitments and contingencies
Minority interest in subsidiary	16,636	14,466

Shareholders’ Equity:
Series A preferred stock, $.01 par value; authorized 7,500 shares; 4,458 and 0 issued and outstanding at October 1, 2006 and January 1, 2006, respectively	45	—
Common stock, $.01 par value; authorized 200,000 shares; 22,877 and 22,300 common shares issued and outstanding at October 1, 2006, and January 1, 2006, respectively	229	223
Additional paid-in capital	174,519	154,301
Retained earnings	28,541	13,410
Accumulated other comprehensive earnings (loss)	(697)	10,449

Total shareholders’ equity	202,637	178,383

Total Liabilities and Shareholders’ Equity	$353,077	$230,610

LAKES ENTERTAINMENT, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Loss)
(In thousands, except per share data)
(Unaudited)

	Three months ended		Nine months ended
	October 1, 2006	October 2, 2005	October 1, 2006	October 2, 2005
Revenues:
License fee income	$4,672	$1,766	$18,098	$10,568
Host fees, sponsorship and other	1,236	365	5,660	2,266

Total Revenues	5,908	2,131	23,758	12,834

Costs and Expenses:
Selling, general and administrative	8,772	6,936	26,787	20,368
Production costs	1,737	561	8,333	8,125
Net impairment losses	—	94	—	94
Amortization of debt issuance costs	139	—	450	—
Depreciation and amortization	164	133	437	337

Total Costs and Expenses	10,812	7,724	36,007	28,924

Net unrealized gains (losses) on notes receivable	5,788	(2,120)	38,911	(241)

Earnings (Loss) From Operations	884	(7,713)	26,662	(16,331)

Other Income (Expense):
Interest income	1,209	443	2,299	1,256
Interest expense, related party	—	—	(137)	—
Interest expense, other	(3,210)	—	(5,044)	—
Loss on extinguishment of debt	—	—	(6,821)	—
Realized gain on sale of investment	4,541	—	10,216	—
Other	5	—	81	—

Total other income, net	2,545	443	594	1,256

Earnings (loss) before income taxes, equity in earnings of unconsolidated investees and minority interest in net (earnings) loss of subsidiary	3,429	(7,270)	27,256	(15,075)
Income taxes	2,195	354	8,742	1,061

Earnings (loss) before equity in earnings of unconsolidated investees and minority interest in net (earnings) loss of subsidiary	1,234	(7,624)	18,514	(16,136)
Equity in earnings of unconsolidated investees, net of tax	—	1	—	7
Minority interest in net (earnings) loss of subsidiary	(1,035)	581	(3,383)	1,317

Net earnings (loss)	$199	($7,042)	$15,131	($14,812)

Earnings (loss) per share — basic	$0.01	($0.32)	$0.67	($0.66)

Earnings (loss) per share — diluted	$0.01	($0.32)	$0.62	($0.66)

Weighted-average common shares outstanding — basic	22,876	22,300	22,720	22,296

Dilutive effect of common stock equivalents	1,752	—	1,826	—

Weighted-average common shares outstanding — diluted	24,628	22,300	24,546	22,296